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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. 4)

                    Consolidated Cigar Holdings Incorporated
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of class of securities)

                                    20902E106
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                                 (CUSIP number)


Check the following box if a fee is being paid with this statement /   / (A fee
is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).
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CUSIP NO.        20902E106                 13G              PAGE  2 OF   8 PAGES
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    1      NAME OF REPORTING PERSONS
           S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                         Morgan Stanley, Dean Witter, Discover & Co.
                         IRS # 39-314-5972
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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) / /
                                                                   (b) / /

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    3      SEC USE ONLY


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    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                         The state of organization is Delaware.

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       NUMBER OF            5     SOLE VOTING POWER
         SHARES                                              0
                         -------------------------------------------------------
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY                                       529,350
                         -------------------------------------------------------
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                                             0
                         -------------------------------------------------------
      PERSON WITH           8     SHARED DISPOSITIVE POWER
                                                       564,050
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    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 564,050

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    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                  5.93%

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    12     TYPE OF REPORTING PERSON*
                         IA, CO
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT !
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CUSIP NO.        20902E106                 13G              PAGE  3 OF   8 PAGES
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    1      NAME OF REPORTING PERSONS
           S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                         Morgan Stanley Asset Management Inc.
                         IRS # 13-304-0307
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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) / /
                                                                   (b) / /

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    3      SEC USE ONLY


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    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                         The state of organization is Delaware.

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       NUMBER OF            5     SOLE VOTING POWER
         SHARES                                              0
                         -------------------------------------------------------
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY                                        35,700
                         -------------------------------------------------------
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING                                             0
                         -------------------------------------------------------
      PERSON WITH           8     SHARED DISPOSITIVE POWER
                                                        67,100
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    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 67,100

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    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                   .61%

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    12     TYPE OF REPORTING PERSON*
                         IA, CO
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT !
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CUSIP NO.        20902E106                 13G              PAGE  4 OF   8 PAGES
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Item 1 (a)               Name of Issuer

                         Consolidated Cigar Holdings Incorporated

Item 1 (b)               Address of issuer's principal executive offices

                         5900 North Andrews Avenue
                         Suite 700
                         Fort Lauderdale, FL 33309-2369

Item 2 (a)               Name of person filing

                    (a)  Morgan Stanley, Dean Witter, Discover & Co.
                    (b)  Morgan Stanley Asset Management Inc.

Item 2 (b)               Principal business office

                    (a)  1585 Broadway
                         New York, New York 10036

                    (b)  1221 Avenue of the Americas
                         New York, New York 10020

Item 2 (c)               Citizenship

                         Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item 2 (d)               Title of class of Securities

                         Common Stock

Item 2 (e)               Cusip No.

                         20902E106

Item  3             (a)  Morgan Stanley, Dean Witter, Discover & Co. is
                         (e) an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

                    (b) Morgan Stanley Asset Management Inc. is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item  4                  Ownership

                         Incorporated by reference to Items (5) - (9) and (11)
                         of the cover page.
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CUSIP NO.        20902E106                 13G              PAGE  5 OF   8 PAGES
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Item  5                  Ownership of 5 Percent or Less of a Class

                         (a) Inapplicable

                         (b) As of the date hereof, Morgan Stanley Asset
                             Management Inc. has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6                   Ownership of More than 5 Percent on Behalf of
                         Another Person

                         Accounts managed on a discretionary basis by Morgan Stanley, Dean Witter, Discover & Co., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.


Item 7                   Identification and Classification of the
                         Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                         Inapplicable

Item  8                  Identification and Classification of Members of the
                         Group

                         Inapplicable

Item  9                  Notice of Dissolution of Group

                         Inapplicable

Item 10                  Certification

                         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of
                         the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
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CUSIP NO.        20902E106                 13G              PAGE  6 OF   8 PAGES
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                         After reasonable inquiry and to the best of my
                         knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date :                   July 14, 1997

Signature :          /s/ Donald P. Ryan
                         -------------------------------------------------------

Name / Title :           Donald P. Ryan / Vice President Morgan Stanley Asset
                                          Management Inc.
                         -------------------------------------------------------
                         MORGAN STANLEY ASSET MANAGEMENT INC.

Date :                   July 14, 1997

Signature :          /s/ Bruce Bromberg
                         -------------------------------------------------------

Name / Title :           Bruce Bromberg / Morgan Stanley & Co.
                         Incorporated
                         -------------------------------------------------------
                         MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.



                                INDEX TO EXHIBITS                           PAGE
                                -----------------                           ----
  EXHIBIT 1              Agreement to Make a Joint Filing                   7



  EXHIBIT 2              Secretary's Certificate Authorizing Bruce          8
                         Bromberg to Sign on behalf of Morgan Stanley,
                         Dean Witter, Discover & Co.